Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
TELIGENT, INC.

TELIGENT, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Amended and Restated Certificate of Incorporation of the Corporation, as amended to date, is hereby further amended by striking out the first and only paragraph of Article Fourth in its entirety and by substituting in lieu thereof the following:

“FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 101,000,000 shares, consisting of 100,000,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”) and 1,000,000 shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”). At the Effective Time (as defined below) of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each share of Common Stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time will be automatically combined and converted into that fraction of a share of Common Stock, par value $.01 per share, of the Corporation as has been determined by the Board of Directors in its sole discretion within the range of 1-for-5 and 1-for-10 shares and publicly announced by the Corporation prior to the effectiveness of this Certificate of Amendment (the “Consolidation”). Notwithstanding the foregoing, no fractional shares shall be issued in connection with the Consolidation. Fractional shares shall be rounded up to the nearest whole share.

2. The foregoing amendment shall be effective at 12:01 a.m. EST on Thursday, May 28, 2020 (the “Effective Time”).

3. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. On May 22, 2020, the Board of Directors of the Corporation publicly announced that it chose a reverse stock split ratio of 1-for-10 shares.

IN WITNESS WHEREOF, TELIGENT, INC. has caused this Certificate to be executed by its duly authorized officer on this 27th day of May, 2020.

By:	/s/ Timothy B. Sawyer
Name:	Timothy B. Sawyer
Title:	President and Chief Executive Officer